Exhibit 16.1

August 26, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read the statements included under Item 4.01 of the Form 8-K filed by American Defense System, Inc. on August 26, 2009 and we agree with such statements concerning our firm.

Sincerely,

/s/ Jewett, Schwartz, Wolfe & Associates

Jewett, Schwartz, Wolfe & Associates

200 South Park Road, Suite 150 • Hollywood, Florida 33021 • Main 954.922.5885 • Fax 954.922.5957 • www.jsw-cpa.com
Member - American Institute of Certified Public Accountants • Florida Institute of Certified Public Accountants
Private Companies Practice Section of the AICPA • Registered with the Public Company Accounting Oversight Board of the SEC